RESTATED PATENT PURCHASE AGREEMENT

(Cover Page)

Seller:	DisperSolar, LLC, a California limited liability company
Effective Date:	April 7th, 2017
Restatement Date:	December 5th, 2018

Patent Applications:

Patent application title	Inventors	Patent Application number	Filing date	Country
HARVESTING, TRANSMISSION, SPECTRAL MODIFICATION AND DELIVERY OF SUNLIGHT TO SHADED AREAS OF PLANTS	FARKAS, Daniel L. BOOTH, Nicholas RAVID, Nadav	61/922,317	31 Dec 2013	United States (Provisional Appl.)
		PCT/US2014/072837	30 Dec 2014	PCT
		1120160154479	30 Dec 2014 (PCT)	Brazil
		201601689	30 Dec 2014 (PCT)	Chile
		201480076560.3	30 Dec 2014 (PCT)	China
		14833327.1	30 Dec 2014 (PCT)	Europe
		201617024425	30 Dec 2014 (PCT)	India
		246550	30 Dec 2014 (PCT)	Israel
		MX/a2016/008686	30 Dec 2014 (PCT)	Mexico
		984-2016	30 Dec 2014 (PCT)	Peru
		15/109,218	30 Dec 2014 (PCT)	United States
		17104186.7	25 April 2017	Hong Kong
METHODS AND DEVICES FOR STIMULATING GROWTH OF GRAPE VINES OR GRAPE VINE REPLANTS	SHAHAK, Yosepha BOOTH, Nicholas PEACOCK, William RAVID, Nadav DESTLER, Jonathan	62/607,738	19 Dec 2017	United States
		Pending	Pending	United States (Provisional Appl.)

Purchase Amount:	$1,400,000.00 United States Dollars, to be paid into Seller Account, plus the royalties set forth on Attachment 7, and all in accordance with Section 2.2 of the Terms and Conditions and Attachment 7.
Seller Account:	**Seller Account:** Account Name: DisperSolar, LLC The Bank: Bank of America Account Number: 3250 3074 8923 ABA Routing Number: 026009593 SWIFT CODE:

Addresses for Notice:

Seller:	Purchaser:
DisperSolar, LLC 13412 Ventura Blvd., Suite 250 Sherman Oaks, CA 91423 Attn: Daniel L. Farkas Email: dlfarkas@gmail.com	Opti-Harvest, Inc. 1999 Avenue of the Stars, Suite 2520 Los Angeles, CA 90067 Attn: Jonathan Destler Email: jdestler@touchstonecap.com

Attachments:

Attachment 1 – Terms and Conditions	Attachment 5 – Encumbrances
Attachment 2 – Form of Patent Assignment	Attachment 6 – Fees and other Actions
Attachment 3 – Contracts	Attachment 7 – Payment Schedule
Attachment 4 – Standards	Attachment 8 – Research Plan and Budget

This Restated Patent Purchase Agreement, which consists of this Cover Page, the Terms and Conditions attached as Attachment 1 and the other Attachments listed above, each of which are incorporated by reference (collectively, the "Agreement"), is between Opti-Harvest, Inc. ("Purchaser") and the Seller set forth above. This Agreement supersedes in its entirety the Patent Purchase Agreement between Purchaser and Seller dated as of the Effective Date set forth above. This Agreement is effective as of the Restatement Date set forth above, and contains the terms and conditions under which Seller is selling to Purchaser the Assigned Patents, including the Patents listed on this Cover Page.

Agreed and signed by each party's duly authorized representative:

"Purchaser" Opti-Harvest, Inc.	"Seller" DisperSolar, LLC
Name: Jonathan Destler	Name: Daniel L. Farkas, PhD
Title: CEO	Title: Chairman and CEO
Signature:	Signature:

Acknowledgements by Seller Principals

By signing below, each of the signatory individuals acknowledges that such individual has reviewed and agrees to the terms of this Agreement:

____

Nicholas Booth

____

Daniel Farkas

____

Yosepha Shahak

____

Nadav Ravid

Acknowledgements by Seller Principals

By signing below, each of the signatory individuals acknowledges that such individual has reviewed and agrees to the terms of this Agreement:

____
Nicholas Booth

____
Daniel Farkas

____
Yosepha Shahak

____
Nadav Ravid

Acknowledgements by Seller Principals

By signing below, each of the signatory individuals acknowledges that such individual has reviewed and agrees to the terms of this Agreement:

____

Nicholas Booth

____

Daniel Farkas

____

Yosepha Shahak

____

Nadav Ravid

ATTACHMENT 1

TERMS AND CONDITIONS

These Terms and Conditions form a part of the Agreement between Purchaser and the Seller identified on the Cover Page to which these Terms and Conditions are attached. The parties agree as follows:

1. DEFINITIONS. In addition to those terms defined on the Cover Page or in the body of this Agreement, the following capitalized terms are defined as follows:

1.1 "Affiliate" means a legal entity that Controls, is Controlled by, or is under common Control with a party. A legal entity maintains its status as an Affiliate of a party when and for so long as the Control exists.

1.2 "Assigned Patents" means each of the following, whether or not currently existing of hereafter arising, pending, issued, expired, withdrawn, rejected, canceled, abandoned, or closed: (a) the Patents listed on the Cover Page; (b) all Patents that are part of the same Patent Families as the Patents listed on the Cover Page; (c) all Patents covering Improvement Inventions; and (d) the inventions, invention disclosures, and discoveries disclosed in the Patents in (a) through (c) of this definition.

1.3 "Assignment Agreements" means any agreement assigning any right, title, or interest in or to the Assigned Patents.

1.4 "Business Day" means any day other than a Saturday, Sunday, or official public holiday in the United States of America.

1.5 "Control" means the direct or indirect ownership of more than 50 percent of an entity, or the direct or indirect possession of the power to direct or cause the direction of the management or policies of a person or an entity, whether through the ability to exercise voting power, by contract, or otherwise.

1.6 "Disclaimer Issue" means a terminal disclaimer (including under 35 U.S.C. Sec. 253, 37 CFR 1.321, or any equivalent law or regulation of any other patent authority in any other jurisdiction in the world) that exists or is or should reasonably be required to be made in a Patent to address a double patenting issue, including an issue raised in a judicial or administrative proceeding (including any proceeding with the U.S. Patent and Trademark Office or any corresponding foreign patent authority).

1.7 "Encumbrance" means any: (a) mortgage, lien, pledge, charge, security interest, prior assignment, or other restriction on sale, transfer, conveyance, exploitation, or ownership; (b) Grant; or (c) obligation or commitment which would result in any of the subject matter in (a) or (b) arising or coming into effect in the future.

1.8 "Field of Interest" means harvesting, transmission, spectral modification and delivery of sunlight to shaded areas of plants.

1.9 "Governmental Entity" means any court, administrative agency, commission, or other federal, state, provincial, county, local or foreign governmental authority, instrumentality, agency, commission, or subdivision (however referred to) existing anywhere in the world, including the U.S. Patent and Trademark Office and the European Patent Office.

1.10 "Grant" means any written or other license, waiver of any rights of enforcement (including any covenant not to sue, covenant not to assert, or standstill agreement or commitment), release of any claim, or other grant of any right or forbearance.

1.11 "Inventor" means any named inventor of any Assigned Patent as well as any inventor who should be or should have been named on any Assigned Patent.

1.12 "Inventor Assignment Agreement" means a written agreement with the respective Inventor assigning all right, title, and interest in and to the Assigned Patents.

1.13 "Improvement" shall mean, with respect to any subject matter, any revision, modification, translation, abridgment, condensation, expansion, adaptation, addition, improvement, derivative work, update or upgrade to or from such subject matter.

1.14 "Improvement Invention" means any invention or discovery made by any Inventor on behalf of Seller that (a) arises in the performance of the Research Project, (ii) constitutes an Improvement to any invention or discovery claimed by the Patents listed on the Cover Page, or (iii) relates to the Field of Interest.

1.15 "Original Materials" means all of the following: (a) all fully executed Transfer Documents, including recordation cover sheets; (b) all Patent Documents and Assignment Agreements, including all Inventor Assignment Agreements; (c) the Prosecution Counsel List; and (d) written revocations of all previous powers of attorneys for the Assigned Patents.

1.16 "Patent Documents" means all: (a) prosecution files and docketing reports for each of the Assigned Patents; (b) documents, records, and files in the possession or control of Seller, any counsel of Seller, or any Seller agent (including the documents, records, and files of each Inventor) with respect to: (i) the conception and reduction to practice (and diligence in reduction to practice) of the inventions of any of the Assigned Patents; (ii) the acquisition, prosecution, registration, continuation, continuation-in-part, reissuance, correction, enforcement, defense, and maintenance of any of the Assigned Patents; (iii) each Seller marking activity or program with respect to any of the Assigned Patents; and (iv) Seller's licensing, sales, or enforcement activities with respect to any of the Assigned Patents; and (c) all other material documentation or information in the possession or control of Seller, any counsel of Seller, or any Seller agent related to any of the Assigned Patents but excluding any portions of documents or information in this part (c) of this definition which are subject to attorney-client privilege if providing those portions of those documents or that information to Purchaser cannot be accomplished in a manner that preserves the attorney-client privilege.

1.17 "Patent Family" means a set comprised of all Patents that at any time are: (a) linked or entitled to be linked through one or more claims of priority pursuant to 35 U.S.C. Secs. 120 or 119(e) (or any equivalent law or regulation of any other patent authority) or by a Disclaimer Issue; or (b) that are, or are entitled to be, foreign counterparts, reissues, divisionals, renewals, revivals, reexaminations, extensions, continuations, or continuations-in-part with respect to any other Patent in that set.

1.18 "Patent" means any patent or application (including provisional applications), any patent issuing from any application, certificate of invention or any other grant by any Governmental Entity for the protection of inventions, and all reissues, renewals, continuations, continuations-in-part, re-examinations, and extensions of any of those reissues, renewals, continuations, continuations-in-part, and re-examinations, in the United States and all jurisdictions of the world, including all foreign and international counterparts of such patents and applications.

1.19 "Prosecution Counsel" means all counsel, in the United States and all jurisdictions of the world, responsible for the preparation, prosecution, or maintenance of any Assigned Patent.

1.20 "Prosecution Counsel List" means a list of all Prosecution Counsel, including in each case the name of the responsible attorney, physical address, email address, telephone number, and identification of each respective Assigned Patent for which that Prosecution Counsel is responsible.

1.21 "Research Plan and Budget" means the research plan and budget set forth as Attachment 8 to this Agreement.

1.22 "Research Project" means the research project as described in the Research Plan and Budget.

1.23 "Transfer Documents" means fully executed Patent transfer documents, in a form approved by Purchaser, suitable for filing with the relevant Governmental Entity in each jurisdiction in which the Assigned Patents were issued or filed, as applicable, in each case to record the change of ownership of the Assigned Patents from Seller to Purchaser. Unless otherwise directed by Purchaser, Transfer Documents for each U.S. Assigned Patent will be in the form of Attachment 2.

2. TRANSFER OF ASSIGNED PATENTS AND COOPERATION

2.1 Transfer. Subject to the receipt by Seller of the Initial Payment (as defined in Attachment 7), the receipt of which is hereby acknowledged by Seller, Seller hereby irrevocably sells, transfers, conveys, and assigns to Purchaser (or its designee, as to any or all of the Assigned Patents), and Purchaser hereby acquires from Seller, all right, title, and interest throughout the world and in perpetuity in and to: (a) all Assigned Patents, including all income, royalties, damages, and payments due (including all benefits, privileges, powers, rights, causes of action, and rights to damages and payments for past, present, or future infringements or misappropriations) with respect to any of the Assigned Patents; and (b) the Patent Documents for the Assigned Patents, including copyrights and trade secret rights embodied within the Patent Documents.

2.2 Delivery. Within five Business Days after the Effective Date, Seller will deliver to Purchaser by express mail original copies of: (a) the Original Materials and (b) a full inventory list of all the Patent Documents (the "Inventory List"). Immediately following Purchaser's receipt of the Original Materials and Inventory List, Purchaser will verify that Seller has provided all Original Materials by comparing the Original Materials to the Inventory List. Within five Business Days after Purchaser's receipt of the Original Materials, Purchaser will send Seller: (i) a written notice stating whether there are any discrepancies between the Original Materials and the Inventory List; and (ii) a copy of the Inventory List. If Purchaser's notice states that there is no discrepancy between the Original Materials and the Inventory List, this notice constitutes the "Conformance Notice." Should Purchaser determine that the Original Materials do not conform to the Inventory List, Purchaser will, as a part of its written notice to Seller, request that Seller promptly provide any missing or incomplete materials. Seller will then deliver any missing materials within 10 Business Days after receipt of Purchaser's discrepancy notification. Seller's failure to deliver any missing materials following Purchaser's notice constitutes a material breach of the Agreement by Seller, and Purchaser may, in Purchaser's sole discretion, immediately terminate the Agreement, grant Seller a written extension to cure any deficiency, or exercise any other right or remedy available to Purchaser under the Agreement, at law, or in equity. If Seller delivers the missing materials to Purchaser within the specified period and the cumulative Original Materials then conform with the Inventory List, Purchaser will, within five days after its receipt of those materials, notify Seller in writing of this conformance, and this notice also constitutes the "Conformance Notice." If Purchaser declines to inspect the Original Materials, or determines within that five Business Day period that the Original Materials conform to the Inventory List, then, Purchaser will, within 30 days after receipt of invoice from Seller, transfer the Initial Payment (as defined on Attachment 7) to the Seller Account.

2.3 Further Assurances.

(a) Further Cooperation. Upon Purchaser's request, with reasonable notice and without additional consideration, Seller will (and will cause its Affiliates to) execute any further papers and documents and do other acts as may be necessary and proper to vest full title and transfer all rights and interest in and to the Assigned Patents in Purchaser or its designee. Seller will assist Purchaser and any successor in every proper way to secure Purchaser's rights in the Assigned Patents in any country, including the disclosure to Purchaser of all pertinent information and data with respect to securing these rights, the execution of any application, specification, oath, assignment, and any other instrument which Purchaser will reasonably deem necessary in order to apply for, prosecute, and obtain these rights and in order to assign and convey to, and perfect in, the Purchaser, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to the Assigned Patents. This cooperation includes Seller's and Seller's Affiliates' execution of assignments in order to document the assignment to Purchaser of any Assigned Patents that may not have been expressly identified as Assigned Patents at the Effective Date, including any Patent that is an Assigned Patent due to a Disclaimer Issue after the Effective Date, and all those Patents will be deemed Assigned Patents assigned under this Agreement as of the Effective Date. To the extent not already included in the Patent Documents, Seller will provide Purchaser contact and citizenship information for all Inventors of the Assigned Patents, including addresses and telephone numbers. Seller will also promptly seek and obtain the written release of any Encumbrance described in Section 1.7(a).

(b) Limited Power of Attorney. Seller irrevocably appoints Purchaser, with full power of substitution, to be its true and lawful attorney, and in its name, place, or stead, to execute, acknowledge, swear to, and file each and every instrument, conveyance, certificate, agreement, and any other documents, and to take any action which will be necessary, appropriate, or desirable to effectuate the transfer or prosecution of the Assigned Patents in accordance with the terms of this Agreement; provided, however, that this power of attorney will be exercised by Purchaser only if that Seller fails to take the necessary actions required under this Agreement to affect or record the transfer or prosecution of each of the Assigned Patents within 30 days of Purchaser's reasonable request, or 10 days prior to the deadline for taking the required action, if earlier. This power of attorney will be deemed to be coupled with an interest and will be irrevocable.

(c) Attorney-Client Privileged Information. Seller will use best efforts to maintain attorney-client privilege with respect to all attorney-client privileged information or work-product privileged information existing as of the Effective Date that relates to the Assigned Patents unless required by order of a court of competent jurisdiction, or otherwise to the extent Seller has granted Purchaser prior written consent. If Seller is required to waive any attorney-client or work-product privilege, Seller will provide Purchaser with at least 15 Business Days prior written notice before disclosing to any third party, or waiving any attorney-client privilege with respect to any attorney-client privileged information or work-product privileged information related to the Assigned Patents. If that Seller subsequently waives privilege with respect to attorney-client privileged information or work-product privileged information related to the Assigned Patents, Seller will also provide that information to Purchaser. Upon Purchaser's request, Seller and Purchaser will negotiate and enter into a common interest agreement under which Seller may have access to, while preserving the privilege, attorney-client privileged information or work-product privileged information that Purchaser believes necessary for Purchaser's licensing or enforcement of any Assigned Patent, at no additional cost to Purchaser other than Seller's reasonable out-of-pocket expenses incurred in the course of fulfilling its obligations under the proposed common interest agreement.

(d) Conduct. Seller will not engage in any act or conduct, or omit to perform any necessary act, the result of which would invalidate any portion of any of the Assigned Patents or render any portion of them unenforceable. For the avoidance of doubt, Seller will not offer to

assign or sell, solicit any offer to assign or purchase, or engage in any negotiations relating to the purchase of the Assigned Patents, offer to license the Assigned Patents, or provide any information relating to the Assigned Patents to any person or entity other than Purchaser.

(e) Patent Maintenance, Enforcement, and Licensing. After the date that title to the Assigned Patents transfers to Purchaser in accordance with this Agreement ("Transfer Date"), Purchaser will have the sole right, but no obligation, to prosecute, maintain, enforce, license, and take any other action with respect to any of the Assigned Patents at its sole discretion. After the Transfer Date, Seller will have no further obligations to prosecute, otherwise maintain, or take any other actions with respect to the Assigned Patents, subject to Seller's express obligations under this Agreement. Prior to the Transfer Date, Seller will, through a writing, advise each Prosecution Counsel regarding the assignment of the Assigned Patents to Purchaser and instruct each of these Prosecution Counsel to take directions from Purchaser or its designated counsel immediately as of the Transfer Date with respect to Prosecution Counsel's retention of copies of any Patent Documents and transferring, to Purchaser or its designee(s), any Patent Documents related to the Assigned Patents that are possessed by or under the control of any Prosecution Counsel. Seller will not abandon, or permit abandonment or lapse of, or otherwise fail to maintain or take any other required action with respect to (any failure, a "Lapse"), any Assigned Patent, including the payment of fees and other action. Seller will notify Purchaser of each required action and take direction, and cause its Prosecution Counsel to take direction, from Purchaser regarding the action (at Purchaser's expense), but in no event will Seller allow a Lapse to occur before the Transfer Date unless expressly authorized in writing by Purchaser. Purchaser will have the right to retain Seller's Prosecution Counsel to continue prosecution or maintenance of any Assigned Patent after the Effective Date, and Seller agrees not to disqualify its Prosecution Counsel with respect to that work.

2.4 Additional Cooperation. In addition to Section 2.3, Seller will, and Seller will direct its Affiliates and its and their employees (including all employed Inventors) to, fully cooperate with, including facilitating the cooperation of the Inventors (whether employed or not), and assist Purchaser, its counsel, and similar agents in the enforcement, prosecution, and maintenance of the Assigned Patents, in each case without additional consideration. Seller's cooperation and assistance under this Agreement will include, if requested by Purchaser: (a) the full disclosure to Purchaser of all pertinent factual or other information and data reasonably available to Seller; (b) the execution of all oaths, declarations, affidavits, and all other instruments which Purchaser will reasonably request; (c) making factual witnesses available upon the reasonable request of Purchaser and participation in any litigation defenses including the giving of testimony in any suit, legal action, hearing, investigation, or other proceeding relating to any Assigned Patent; (d) joining as a necessary party plaintiff or in another capacity reasonably requested by Purchaser; and (e) reasonably cooperating with and assisting Purchaser in any legal or equitable action, litigation, arbitration, or other legal, regulatory, or administrative proceeding regarding any Assigned Patent (all of these actions and proceedings, "Patent Proceedings"), including the establishment of domestic industry for purposes of bringing a possible U.S. International Trade Commission (USITC) complaint, or the scope, infringement, or validity of any Assigned Patent. Purchaser will have sole control and discretion over every Patent Proceeding and any settlement thereof, and the exclusive rights to receive, retain, and enforce all damages, awards, and other remedies of any kind in connection with every Patent Proceeding. Purchaser will reimburse Seller for any out-of-pocket costs and expenses incurred by Seller in connection with providing assistance or cooperation requested by Purchaser under this Agreement so long as each out-of-pocket cost or expense is both reasonable and pre-approved in writing by Purchaser.

2.5 No Assignment or Assumption of Contracts or Liabilities. No license agreement or other contract, obligation, or other liability of Seller or its Affiliates is assigned, delegated, or otherwise transferred to or assumed by Purchaser, whether expressly, by implication, by reason of estoppel, or otherwise. Purchaser will not be liable for, and hereby expressly disclaims any assumption of, and any liability on account of, any obligation or other liability of Seller or its Affiliates of any kind or nature whatsoever, including any obligation or other liability arising from or in connection with any act, omission, circumstance, covenant, promise, cause of action, breach, violation, default, or failure to perform, with respect to any Assigned Patent, license agreement relating to any Assigned Patent, or any other contract of Seller or its Affiliates (collectively, the "Seller Liabilities"). Each Seller will, and will cause any successor to, retain and be responsible for, and satisfy and discharge when due, the Seller Liabilities.

2.6 Disclosure of Improvement Inventions. With respect to Improvement Inventions arising after the Restatement Date, Seller will notify Purchaser in writing within ten (10) days of receipt of an invention disclosure by an Inventor covering any Improvement Invention, and will cooperate with Purchaser in all respects as required pursuant to this Section 2 to ensure that all rights, title and interest in and to such Improvement Invention vests in Purchaser, and will deliver to Purchaser all materials and documentations relating thereto.

3. PAYMENT AND TAXES

3.1 Payment. Subject to the terms and conditions of this Agreement, Purchaser will pay Seller, in the installments set forth on Attachment 7, for the sale, conveyance, assignment, transfer, and delivery of the Assigned Patents, a sum equal to the Purchase Amount set forth on the Cover Page, less any adjustment made in accordance with Section 3.2 (the "Purchase Price"), plus the Royalties and Strategic Transaction Consideration as set forth on Attachment 7.

3.2 Transfer Taxes. Seller will be solely responsible for the payment of, and will pay when due, any federal, state, local, foreign, or other tax, duty, levy, impost, fee, assessment, or other governmental charge, including income, gross receipts, business, occupation, sales, stamp, value-added, excise (or similar transfer taxes), use, or other tax of any kind whatsoever and any premium, together with any interest, penalties, surcharges, fines, and additions attributable to or imposed with respect to the foregoing (collectively "Taxes") that may be payable in connection with the sale, purchase, or transfer of the Assigned Patents and Seller will indemnify Purchaser from and hold Purchaser harmless against any Taxes. Purchaser has the right to deduct or withhold any Taxes payable by Seller from amounts due from Purchaser, and the amounts due, as reduced by those deductions or withholdings, will constitute full payment to Seller.

4. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, as of the Effective Date, that:

4.1 Corporate Organization. Seller is a corporation duly organized, validly existing, and in good standing under the respective laws of its jurisdiction of incorporation, is duly qualified and is in good standing under the laws of each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified.

4.2 Authority. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution of this Agreement by Seller and the performance by Seller of its obligations under his Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

4.3 No Conflict; No Consents. The execution of this Agreement and the performance of the obligations of Seller under this Agreement will not: (a) violate or be in conflict with any provision of law, any order, rule, or regulation of any court or other agency of government, or any provision of Seller's articles of incorporation or bylaws; (b) violate, be in conflict with, result in a breach of, constitute (with or without notice or lapse of time

or both) a default under, or result in the acceleration of any obligations under, any indenture, agreement, lease, or other instrument to which Seller is a party or by which it or any of its properties are bound; or (c) result in the creation or imposition of any Encumbrance upon any Assigned Patent. No consent, approval, or authorization of, or declaration or filing with, any Governmental Entity or other person or entity on the part of Seller is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

4.4 List of Assigned Patents. The list of Patents on the Cover Page, sets forth a true, accurate, and complete list, for each Assigned Patent, the title, each Inventor, the Patent number or serial number (as applicable), the filing date or issue date, and every country in which the Assigned Patent has been issued, or applied for, as of the Restatement Date.

4.5 Prosecution. Each Assigned Patent has been prosecuted in compliance with the rules and processes of the United States Patent and Trademark Office (or the equivalent rules or processes of any other patent authority anywhere in the world) and every application for each Assigned Patent is true and correct in all material respects, including with respect to inventorship. To the extent "small entity" fees were paid to the United States Patent and Trademark Office for any Assigned Patent, those reduced fees were then appropriate because the payor qualified to pay "small entity" fees at the time of that payment and had not licensed rights in any Patent to an entity that was not a "small entity."

4.6 Inventor Assignment Agreements and Assignment Agreements. For each Assigned Patent, Seller has obtained: (a) fully executed Inventor Assignment Agreements assigning all right, title, and interest in and to the Assigned Patent from each Inventor of the Assigned Patent to Seller; or (b) a fully executed Assignment Agreement, from the prior owner holding all right, title, and interest in and to the Assigned Patent, by which the prior owner assigns to Seller all right, title, and interest in and to the Assigned Patent. Seller has provided Purchaser with copies of all Assignment Agreements for all Inventors and all parties previously holding any right, title, or interest in or to any Assigned Patent in existence as of the Restatement Date. Seller shall provide Purchaser with copies of all Assignment Agreements for all Inventors and all parties previously holding any right, title, or interest in or to any Assigned Patent claiming an Improvement Invention arising after the Restatement Date. All Assignment Agreements for each Assigned Patent have been properly recorded as necessary to fully perfect all right, title, and interest in and to the Assigned Patent in favor of Seller in accordance with governing laws and regulations in each respective jurisdiction.

4.7 Public Use, Disclosure or Sale. For each Assigned Patent, no acts or omissions of Seller or its Affiliates, or any party acting on behalf of or at the direction of Seller or its Affiliates, have or will invalidate or hinder enforcement of that Assigned Patent under the laws of any jurisdiction (including under 35 U.S.C. §102(b)) including as a result of: (a) disclosure of the invention or circulation of a printed publication that describes the claimed invention; (b) public use of the claimed invention; or (c) sale or offer for sale of the claimed invention prior to the application for that Assigned Patent.

4.8 Knowledge of Invalidity. No Assigned Patent has ever been found invalid or unenforceable for any reason in any administrative, arbitration, judicial, or other proceeding, and Seller does not know of and has not received any notice or information of any kind from any source suggesting that an Assigned Patent may be invalid or unenforceable. To Seller's knowledge, no Assigned Patent is invalid or unenforceable, nor is Seller aware of any facts or circumstances that would render any Assigned Patent invalid or unenforceable.

4.9 Contracts.

(a) Attachment 3 sets forth a complete and accurate list and description of every Grant to a third party related to any Assigned Patent, including the date of each Grant and parties to each Grant.

(b) Except as set forth in Attachment 3, Seller, Affiliates of Seller, every prior owner, and every Inventor has not: (i) provided any Grant with respect to any Assigned Patent; or (ii) committed to, or taken any action that would commit it to, provide any Grant with respect to any Assigned Patent to any third party at any time, including in the future.

(c) No Assigned Patent is subject to any exclusive Grant to a third party.

(d) Except as expressly noted in Attachment 3, no Assigned Patent is subject to, and Purchaser will not be bound or otherwise obligated with respect to, any covenant not to sue, license, or other similar restriction on the enforcement or enjoyment of any Assigned Patent as a result of any prior transaction related to the Assigned Patents.

(e) Except as expressly noted in Attachment 3, all Grants are non-sublicenseable, non-assignable, and terminate upon any change of control of the grantee.

(f) Seller has provided Purchaser with complete copies of all the contracts identified in Attachment 3. For the complete copies referenced in this Section 4.9(f), each copy is complete in all material respects and no information has been deleted, omitted, or redacted from any copy.

(g) Except for Purchaser, there are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any Assigned Patent.

(h) None of Seller, Affiliates of Seller, any prior owner, or any Inventor will retain any right or interest in or to any Assigned Patent.

4.10 Standards Bodies.

(a) Seller has: (i) listed on Attachment 4, (A) any standards body, patent pools, or similar formal or informal organization ("Standards Body") that Seller or its Affiliates have participated with, been affiliated with, or have been a member of; (B) any commitment to, offer made to, or agreement with (each a "Commitment") any Standards Body applicable to any Assigned Patent, and the terms of each Commitment; and (C) each Assigned Patent applicable to each Commitment; and (ii) provided Purchaser with complete copies of all relevant documentation with respect to Seller's Commitments, and those copies are complete in all material respects, and no information relevant to this transaction has been deleted, omitted, or redacted from those copies.

(b) Seller is in compliance with the requirements of each Standards Body, and has not made any: (i) Commitment to any Standards Body, to any entity, or to the public, to license or grant any rights with respect to any Assigned Patent, other than a general commitment to license on reasonable and nondiscriminatory (RAND) or fair, reasonable, and non-discriminatory (FRAND) terms; (ii) Commitment to license any Assigned Patent on a royalty-free basis, at a specified rate, or on any specific terms; or (iii) misrepresentation to any Standards Body.

4.11 Documents. The Original Materials delivered by Seller to Purchaser under this Agreement represent all material records and files of Seller, its counsel, and agents of which Seller is or should be aware related to the Assigned Patents, with respect to the acquisition, prosecution, registration, continuation, reissuance, enforcement, defense, and maintenance of the Assigned Patents.

4.12 Ownership and Encumbrances. Seller has good and marketable title to each Assigned Patent, owns all right, title, and interest to each Assigned Patent, and has valid title to each Assigned Patent (including all rights to sue for past and future infringement), free and clear of any Encumbrance, except as set forth in Attachment 5 (to the extent any Encumbrance is not already scheduled in Attachment 3). Except as expressly set forth in Attachment 3 and Attachment 5, upon transfer of the Assigned Patents from Seller to Purchaser under this Agreement, no Assigned Patent will be subject to any restrictions with respect to their transfer or licensing, or is subject, or will be subject, to any Encumbrance as a result of any facts, circumstances, or agreements existing before the Effective Date.

4.13 No Impairment. Neither the execution and performance of this Agreement, nor the consummation of the transaction contemplated by this Agreement, will impair the right of Purchaser to use, possess, sell, license, or dispose of any Assigned Patent. There is no royalty, honorarium, fee, or any other payment payable by Seller to any third party by reason of the ownership, use, possession, license, sale, or disposition of any Assigned Patent.

4.14 No Notice. Seller and each Affiliate of Seller have not: (a) put any third party on notice of actual or potential infringement of any Assigned Patent; or (b) invited any third party to enter into a license under any Assigned Patent.

4.15 Disclosure. Seller has disclosed to Purchaser all facts and circumstances known to, or reasonably ascertainable by, Seller on or prior to the Effective Date as possibly having an adverse effect on the validity or enforceability of any Assigned Patent.

4.16 Marking. Seller and its Affiliates affix on their products or product packaging, manuals, or instructions associated with applicable products, a label indicating the unexpired Assigned Patents applicable to each respective product under 35 USC § 287 and equivalent law or statute in each jurisdiction in which any product has been made, sold, offered for sale, imported, or otherwise exploited under any Assigned Patent.

4.17 Fees and other Actions. Seller has paid all applicable fees for obtaining, maintaining, prosecution, registration, continuation, issuance, and reissuance, for each Assigned Patent due and payable prior to and on the Effective Date. Except as set forth in Attachment 6, there is no action that must be taken by Seller or Purchaser within 90 days of executing this Agreement, including the payment of any filing, registration, maintenance, or renewal fees or the filing of any responses with any Governmental Entity, including office actions, documents, applications, or certificates for the purposes of prosecuting, maintaining, perfecting, preserving, or renewing any Assigned Patent.

4.18 Disputes and Proceedings. No Assigned Patent: (a) has been, is involved in, or is connected with, any ongoing, pending, or threatened action, suit, investigation, claim, proceeding, decree, order, judgment, settlement agreement, or stipulation including any of the foregoing initiated by Seller ; and (b) has been, is involved in, or is connected with, any ongoing, pending, or threatened reexamination, reissue, opposition, interference proceeding, or any similar proceeding, other than patent prosecution proceedings in the ordinary course.

4.19 Co-Development. No Assigned Patent was developed by, on behalf of, jointly with, or with the funding of, a third party.

4.20 Government Funding. No Assigned Patent was developed by, on behalf of, jointly with, or using any grant, funding, resource, or facility of any Governmental Entity, college, university, or educational institution.

4.21 No Brokers or Finders. There is no broker's or finder's fee to be paid by Seller, and Seller has no knowledge of, and has taken no action which would give rise to, any claim for a broker's or finder's fee to be paid by Purchaser in connection with the consummation of the transactions provided for in this Agreement.

4.22 Representations Complete. None of the representations or warranties of Seller in this Agreement or any statement made in any Attachment to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained in this Agreement (including all Attachments) in the light of the circumstances under which it was made, not misleading.

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the Effective Date as follows:

5.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the respective laws of the jurisdiction of its incorporation, is duly qualified and, to the extent applicable, is in good standing under the laws of each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified. Purchaser has full corporate power and authority to carry on its business as now being conducted.

5.2 Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution of this Agreement by Purchaser and the performance by Purchaser of its obligations under this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid, and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable laws affecting creditors' rights generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

5.3 No Conflict; No Consents. The execution of this Agreement and the performance of the obligations of Purchaser under this Agreement will not violate or be in conflict with any provision of law, any order, rule, or regulation of any Governmental Entity, or any provision of Purchaser's certificate of incorporation or bylaws. No consent, approval, or authorization of or declaration or filing with any Governmental Entity or other person or entity on the part of Purchaser is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

6. TERMINATION AND SURVIVAL

The term of this Agreement will commence on the Effective Date and will continue in full force and effect until the last payment due from Purchaser to Seller with respect to Strategic Transaction Consideration as set forth on Attachment 7 is paid pursuant to Attachment 7. Purchaser may immediately upon written notice to Seller, and without limiting any other Purchaser right or remedy, terminate this Agreement before the Transfer Date without liability to Seller if Seller breaches any provision of this Agreement. Purchaser's exercise of its right to terminate this Agreement before the Transfer Date as set forth in the immediately preceding sentence, or Purchaser's waiver of that right, will not limit Purchaser's other rights or remedies for any Seller breach of this Agreement, including after the Transfer Date. The provisions of Sections 1, 2.1, 2.3, 2.4, 2.5, 2.6, 4, 5, 6, and 7 will survive any expiration or termination of this Agreement.

7. MISCELLANEOUS

7.1 Indemnification. Seller agrees to defend, fully indemnify, and hold harmless the Purchaser, its Affiliates, and their respective directors, officers, employees, and agents, from and against any and all claims, demands, suits, actions, causes of action, and liabilities, of any kind

whatsoever, for any damages, losses, costs, and expenses (including attorneys' fees): (a) to the extent resulting from, or otherwise making an allegation that, if true, would constitute a breach by Seller of any obligation, representation, or warranty contained in this Agreement; or (b) to the extent arising from any claim or allegation by a third party relating to this Agreement.

7.2 CAP ON LIABILITY. EXCEPT WITH RESPECT TO SELLER'S INDEMNIFICATION OBLIGATIONS, EACH PARTY'S TOTAL MAXIMUM LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE. EACH PARTY ACKNOWLEDGES THAT THIS LIMITATION ON POTENTIAL LIABILITIES WAS AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

7.3 DISCLAIMER OF CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, AND EXCEPT WITH RESPECT TO SELLER'S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY WILL, UNDER ANY CIRCUMSTANCES, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAW, BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR FOR ANY LOST REVENUES, PROFITS, OR LOSS OF BUSINESS, EVEN IF SUCH PARTY IS APPRISED OF THE LIKELIHOOD OF THOSE DAMAGES OCCURRING.

7.4 Confidentiality. Seller will keep the terms and existence of this Agreement, oral and written communications between Seller and Purchaser regarding this Agreement, the identities of the parties to this Agreement and their respective Affiliates, and all non-public information relating to any invention or discovery subject of any Assigned Patent confidential ("Confidential Information"), and will not use the Confidential Information or divulge the Confidential Information to any third party (including without limitation by way of a scientific publication or oral presentation) except: (a) with the prior written consent of Purchaser, but solely to the extent permitted in Purchaser's grant of prior written consent; (b) as otherwise may be required by law or legal process; (c) during the course of litigation, so long as the disclosure of is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks, and financing sources and their advisors solely in connection with complying with or administering its obligations with respect to this Agreement; (e) if requested by Purchaser, in order to perfect Purchaser's interest in and to any Assigned Patent with any governmental patent office (including recording the Assignment in any governmental patent office); or (f) if requested by Purchaser, to enforce Purchaser's right, title, and interest in and to any Assigned Patent; provided that, in (b) and (c) above: (i) to the extent permitted by law, Seller will use all legitimate and legal means available to minimize the disclosure to any third party, including seeking a confidential treatment request or protective order whenever available; (ii) Seller will provide Purchaser with prompt written notice, as soon as possible prior to the disclosure, but no less than 10 days' prior written notice of the disclosure; and (iii) if Seller fails to obtain a protective order or other appropriate remedy, Seller will furnish only that portion of the Confidential Information that is legally required to be disclosed as advised by written opinion of counsel, and will use best efforts to cause the disclosed Confidential Information to be treated as confidential. Confidential Information is owned solely by Purchaser. Seller will take at least those measures that it employs to protect its own confidential information of a highly-confidential nature (provided that the degree of care will not be less than the reasonable level of care that a high-technology company uses to protect its own highly-confidential information) and will ensure that its employees and third party advisers who have access to Confidential Information have signed a nonuse and nondisclosure agreement that provides for at least the same level of non-use and non-disclosure of Confidential Information as is set forth in this Agreement, prior to any disclosure of Confidential Information to those employees or third party advisers. Seller will promptly notify Purchaser of any unauthorized use or disclosure, or suspected unauthorized use or disclosure, of Confidential Information of which Seller becomes aware, and will immediately take all reasonable steps to limit that unauthorized use or disclosure. Further, Seller will cause its agents and Affiliates involved in this transaction to abide by the terms of this paragraph, including ensuring that those agents and Affiliates do not disclose or otherwise publicize the existence of this transaction with actual or potential clients in marketing materials, or in connection with industry conferences. Without limiting the generality of the foregoing, effective as of the transfer as set forth in Section 2.1, Confidential Information will also include, after the Transfer Date, the Patent Documents and Assignment Agreements provided by Seller to Purchaser, and any other documents, materials, or information that: (x) should have been included as a part of the Patent Documents; or (y) otherwise relates to the Assigned Patents.

7.5 Expenses. Except as otherwise provided in this Agreement, each party will pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement.

7.6 Governing Law. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of California, without reference to its choice of law principles to the contrary.

7.7 Jurisdiction. Except for injunction relief sought to prevent violation or threatened violation of this Agreement, Seller and Purchaser hereby agree to jurisdiction and venue in Los Angeles County, California solely for all other disputes and litigation arising under or relating to this Agreement.

7.8 Notices. Any notice, request, demand, or other communication required or permitted under this Agreement will be in writing, will reference this Agreement, and will be deemed to be properly given two Business Days after deposit with an express courier, with written confirmation of receipt. All notices will be sent to the addresses set forth on the Cover Page (or to another address or person as may be designated by a party by giving written notice to the other parties pursuant to this Section) via express mail.

7.9 Waivers. The failure of any party to insist upon the performance of any of the terms or conditions of this Agreement or to exercise any right under this Agreement, will not be construed as a waiver or relinquishment of any right, term, or condition. No waiver by any party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant under this Agreement will be valid unless the same will be in writing and signed by the party making that waiver.

7.10 Severability. The provisions of this Agreement will be severable, and if any of them are held invalid or unenforceable, then that provision will be construed to the maximum extent permitted by law. The invalidity or unenforceability of one provision will not necessarily affect any other.

7.11 Asset Purchase. The transaction contemplated under this Agreement is strictly an asset purchase, and Purchaser is not taking any assignment of any debt, obligation, or other Encumbrance on any of the Assigned Patents.

7.12 Relationship of Parties. The parties are independent contractors. Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment, or agency relationship between the parties. No party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement, or undertaking with any third party.

7.13 Absence of Third Party Beneficiary Rights. Unless expressly stated in this Agreement, no provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights or remedies of any kind.

7.14 Equitable Relief. Seller acknowledges and agrees that damages alone would be insufficient to compensate Purchaser for a breach of this Agreement and that irreparable harm would result from a breach of this Agreement. Seller hereby consents to the entering of an order for

injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

7.15 Entire Agreement; Amendment. This Agreement contains the complete and final agreement between the parties, and supersedes all previous oral or written understandings relating to the subject matter of this Agreement. This Agreement may only be modified by a written agreement signed by duly authorized representatives of the Parties, and no oral explanation or oral information by any party to this Agreement will alter the meaning or interpretation of this Agreement. This Agreement will prevail notwithstanding any different, conflicting, or additional terms and conditions, which may appear on any purchase, order, invoice, acknowledgment, or other writing not expressly incorporated into this Agreement. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The words "include," "includes" and "including," when used in this Agreement, will be deemed in each case to be followed by the words "without limitation."

7.16 Counterparts; Electronic Signature; Delivery Mechanics. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. Each party will execute and promptly deliver to the other parties a copy of this Agreement bearing its original signature. Prior to that delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document. "Transmitted Copy" means a copy bearing a signature of a party that is reproduced or transmitted via email of a .pdf file, photocopy, or other process of complete and accurate reproduction and transmission.

7.17 Assignment. Seller may not assign or otherwise transfer this Agreement or any rights or obligations under this Agreement, in whole or in part, voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of Purchaser. Purchaser may assign this Agreement in whole or in part to any Affiliate of Purchaser, or any assignee or licensee of any Assigned Patent, without the consent of Seller. Subject to the restrictions in this Section 7.17, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns, and successors of the respective parties. Any assignment in violation of this Section 7.17 will be of no effect.

ATTACHMENT 2

Form of Patent Assignment

THIS PATENT ASSIGNMENT ("Assignment"), EFFECTIVE AS OF [DATE], IS MADE BY AND BETWEEN

DisperSolar, LLC (hereinafter "ASSIGNOR"), a [California] limited liability company with its principal place of business located at 13412 Ventura Blvd., Suite 250, Sherman Oaks, CA 91423________________________; and

Opti-Harvest, Inc. (hereinafter "ASSIGNEE"), a Delaware corporation, having offices at 1999 Avenue of the Stars, Suite 2520, Los Angeles, CA 90067.

WHEREAS:

A. **ASSIGNOR** is the sole owner of the issued patents listed in the attached Appendix A (hereinafter the "PATENTS"); and

B. **ASSIGNEE** is desirous of acquiring all of **ASSIGNOR's** right, title and interest in and to the **PATENTS**.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, **ASSIGNOR** has sold, assigned and transferred, and does hereby sell, assign and transfer to **ASSIGNEE** all of **ASSIGNOR's** right, title and interest in and to (i) the **PATENTS**; (ii) all patents and patent applications linked or entitled to be linked to the **PATENTS** through one or more claims of priority pursuant to 35 U.S.C. §§ 120 or 119(e) (the equivalent laws or regulation of any other patent authority) or that are, or are entitled to be, foreign counterparts, reissues, divisionals, renewals, revivals, reexaminations, extensions, continuations or continuations-in-part with respect to any of the **PATENTS** or the foregoing patents or patent applications, and (iii) the right to sue for and recover damages for any past, present or future infringement of the **PATENTS** and the foregoing patents or patent applications, the same to be held and enjoyed by **ASSIGNEE** for its own use and enjoyment, and for the use and enjoyment of its successors, assigns and other legal representatives, to the end of the term or terms thereof as fully and entirely as the same would have been held and enjoyed by **ASSIGNOR**, if this assignment and sale had not been made.

IN WITNESS WHEREOF, **ASSIGNOR** has caused these presents to be signed by its duly appointed officer having full authority in the circumstances; and **ASSIGNEE** has caused these presents to be signed by its duly appointed officer having full authority in the circumstances.

(Signatures on the next page.)

SIGNED for and on behalf of

DisperSolar, LLC

By ______________________________ on ______________________________
(Signature) (Date)

Daniel L. Farkas ______________________________
(Print Name and Title)

State of California__________

County of ______________

On this ___ day of ___________, 20__ before me, ______________________________, personally appeared ______________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of ____________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

____
(Notary Public)

SIGNED for and on behalf of

Opti-Harvest, Inc.

By ____ on __________________________

(Signature) (Date)

____

(Print Name and Title)

State of ________________

County of _______________

On this _____ day of _______________, 20[•] before me, __________________________, personally appeared ________________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of __________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

____

(Notary Public)

ATTACHMENT 3

Contracts

NONE

ATTACHMENT 4

Standards

NONE[1]

[1] Review and Confirm

ATTACHMENT 5

Encumbrances

NONE

ATTACHMENT 6

Fees and other Actions

NONE

ATTACHMENT 7
Payments

The payments due to Seller from Purchaser under this Agreement shall consist of the Purchase Price, as detailed in Section A below, and Earnout Payments, as detailed in Section B below.

A. **Purchase Price.** The Purchase Price payable by Purchaser to Seller for the Assigned Patents shall be **$1,400,000**, payable as follows:

(i) **Initial Payment: $150,000** deposited into the Seller Account within 10 days of the Effective Date (the "Initial Payment"). Seller hereby acknowledges that this Initial Payment has been made by Purchaser and received by Seller.

(ii) **Milestone Payments.** Purchaser will pay Seller the following additional payments in the aggregate combined amount up to **$1,250,000** by wire transfer to Seller. Seller will not issue an invoice until the Parties mutually agree that the applicable milestone has been met.*

Milestone†	Payment Amount	Primary Endpoints/Objectives:
Successful completion of 1st 2017 'early season grapes' field trials for performed according to agreed upon trial design implemented by 3rd party.	**$50k**	Significantly better fruit color intensity and uniformity; Better fruit quality (berry size/sugar/acid) Data to reflect and indicate an increase of at least 20% in total crop value from improved uniformity of ripening.
Successful completion of 2nd 2017 'late season grapes' field trials performed according to agreed-upon trial design.	**$75k****	Significantly better fruit color intensity and uniformity; Better fruit quality (berry size/sugar/acid) Data to reflect and confirm an increase of at least 20% in total crop value from improved uniformity of ripening. Additional specific outcomes to 2nd and 3rd 2017 trials to be mutually agreed upon in design of field trials.
Successful completion of WC Citrus & Suntreat field trials performed according to agreed upon trial design implemented by 3rd party.	**$50k**** ---------→ **$100k** ---------→	**October, 2017**: Initial horticultural indications for better inner canopy, plus enhanced development of productive branches that will carry the following year's fruit **February, 2018**: More fruit harvested per tree plus better quality (relative to control trees) **October, 2018**: Clear indications for better inner canopy fruit-set,and development of more productive branches for next year's crop **February, 2019**: Distinctly more fruit harvested per tree, plus better quality and color fruit Data to reflect and confirm an increase of at least 20% in total crop value from increased flowering and improved uniformity of ripening.
Receipt of Notice of Allowance for United States patent application from Wilson Sonsini/USPTO	**$75K**	USPTO approval of all claims and protections sought in patent filing
Successful Completion of Vine Replant Trial according to agreed upon trial design implemented by 3rd party. Successful Completion of Constellation Brands Trial according to agreed upon trial design implemented by 3rd party.	**$50K** ---------→ **$50K** ---------→	**October 2018:** Significantly overcomes shading of replacement vines planted in mature vineyards, resulting in a doubling of vine growth in the first season. In cool climates the establishment of a productive new vineyard, results in a doubling of vine growth in the first season.

Recognition by Purchaser of the first $1.6M in aggregate combined Gross Margin and License Revenue ***	**$800K**	Paid on the on-going basis in accordance with the "Earnout Payments" section below, at a rate of 50% of Gross Margin and/or License Revenue from the date of the first commercial sale of a Covered Product or the first receipt by Purchaser of License Revenue, until the aggregate combined Gross Margin and License Revenue reach $1.6M ***

* In the event a stated milestone/primary endpoint is not met for any given one of the field trials referred to above, the parties may, subject to mutual agreement, reinitiate that field trial with mutually agreed-upon primary endpoints and, when such reinitiated trial is completed and such primary endpoints are successfully met for that reinitiated trial, the originally agreed-upon payment will be made.

** Seller hereby acknowledges that these payments have been made by Purchaser and received by Seller.

*** Capitalized terms used in this Section are defined in the "Earnout Payments" section below.

† Purchaser will be responsible for all research and development costs incurred in carrying out each field trial described above as well as all technology development costs needed to create a commercial prototype, strictly subject to a binding budget agreed-upon in advance of the commencement of such trials and initiation of other product development. A copy of the currently agreed Research Plan and Budget appears in Attachment 8. Purchaser agrees to exercise best efforts in pursuing manufacturing and commercial sales and marketing.

B. **Earnout Payments**.

1. Definitions.

(a) "Covered Product" means any product, the manufacture, use, sale, offer for sale or importation of which is covered any claim within any Assigned Patent.

(b) "CoGS" means the fully-burdened manufacturing cost of a Covered Product and components thereof as applicable (including packaged for shipment), which shall be in conformity with US GAAP and expressed on a per unit manufactured basis, including the cost of materials (including any reasonable, documented costs of transporting the materials from third party suppliers), direct labor and benefits, and allocated manufacturing overhead.

(c) "Gross Margin" means Net Sales minus CoGS.

(d) "License Consideration" means any cash consideration and the fair market value of any non-cash consideration paid to Purchaser by a third party licensee in consideration for a grant of a license under the Assigned Patents.

(e) "Net Sales" means, with respect to any Covered Product, the invoiced sales price of such Covered Product billed by Purchaser to third party customers, less reasonable and customary (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out dated, rejected or returned product; (b) prepaid actual freight and insurance costs incurred in transporting such product to such customers separately invoiced and stated; (c) cash, quantity and trade discounts and other price reductions in amounts customary in the trade for quantity purchases; (d) sales, use, value added and other direct taxes; and (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such product separately invoiced and borne by Purchaser.

(f) "Strategic Transaction" means a transaction or a series of related transactions that results in an acquisition of Purchaser by a third party, including by way of merger, purchase of capital stock or purchase of assets or change of control or otherwise.

(g) "Strategic Transaction Consideration" means any cash consideration and the fair market value of any non-cash consideration paid to Purchaser by any acquirer as consideration for the Strategic Transaction, less the costs and expenses incurred by Purchaser for the purpose of consummating the Strategic Transaction.

2. Royalties. Purchaser will pay to Seller royalties as follows:

(a) Following the recognition by Purchaser of the first $1.6M in aggregate combined Gross Margin and License Revenue, and until Purchaser pays to Seller an aggregate amount in royalties of $30M, Purchaser shall pay to Seller royalties on sales of Covered Products at a rate of 8% of Gross Margin.

(b) Once Purchaser has paid to Seller an aggregate amount in royalties of $30M, Purchaser shall pay to Seller royalties on sales of Covered Products at a rate of 4.75% of Gross Margin until the earlier of (x) such time as Covered Products are not covered by any claims of any Assigned Patent, and (y) the date of the consummation of a Strategic Transaction.

3. License Consideration. Purchaser will pay to Seller 7.6% of all License Consideration received by Purchaser until the date of the consummation of a Strategic Transaction.

4. Strategic Transaction Consideration. Purchaser will pay to Seller a percentage of all License Consideration received by Purchaser as follows:

(a) 3.8% of the first $50M of the Strategic Transaction Consideration;

(b) 5.7% of the next $100M of the Strategic Transaction Consideration (i.e. over $50M and up to $150M);

(c) 7.6% of Strategic Transaction Consideration over $150M.

5. Payments and Accounting

(a) Royalty payments and License Consideration payments (including those due as part of the last milestone payment comprising the Purchase Price) will be calculated and reported for each calendar quarter and shall be paid within sixty (60) days after the end of each calendar quarter (March 31, June 30, September 30 and December 31), beginning in the first calendar quarter in which the first commercial sale of a Covered Product or the first receipt by Purchaser of License Revenue occurs. Each such payment shall be accompanied by an accounting report showing in reasonable detail the calculation of Gross Margin in sales of Covered Products for such calendar quarter and the License Consideration received by Purchaser during such calendar quarter and the percentage thereof payable to Seller hereunder. Purchaser shall keep complete and accurate records pertaining to sales of Covered Products and the License Consideration in sufficient detail to permit Seller to confirm the accuracy of all payments due hereunder.

(b) Each Strategic Transaction Consideration payment owing by Purchaser to Seller shall be payable by Purchaser within sixty (60) days following the receipt by Purchaser of the corresponding Strategic Transaction Consideration.

(c) Seller shall have the right to cause an independent, certified public accountant reasonably acceptable to Purchaser audit the records maintained by Seller as set forth in Section 5(a) above to confirm the accuracy of Purchaser's reports for a period covering not more than the preceding twelve (12) months. Such audits may be exercised during normal business hours upon a minimum of thirty (30) days prior written notice to Purchaser, but no more frequently than once per year. The accountant shall be permitted to disclose to Seller only whether Purchaser's reports are correct and the amount of any discrepancies. Prompt adjustments shall be made by the parties to reflect the results of such audits. Seller shall bear the full cost of such audit unless such audit discloses an underpayment by Purchaser of more than ten percent (10%) of the amount of Royalty Payments due, in which case, Purchaser shall bear the full cost of such audit and shall promptly remit to Seller the amount of any underpayment.

ATTACHMENT 8

DisperSolar Monthly Budget Per Month

Salary	*Per month*
Nicholas Booth	8000
Daniel (retainer)	2000
Nadav (retainer)	2000
David (financials/record-keeping)	450
Yosepha	8000
Rent (lab + office + conf. room)	1500
Insurance	100
Total	**22,050.00**